Exhibit 99.1

News Release

Novelis Announces Senior Euro Green Notes Offering

ATLANTA, March 22, 2021 — Novelis Inc., the world leader in aluminum rolling and recycling, today announced that its indirect wholly-owned subsidiary, Novelis Sheet Ingot GmbH, is proposing to offer €500 million (approximately $595 million) in aggregate principal amount of euro-denominated senior green notes, in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended. The green notes will be guaranteed, jointly and severally, on a senior unsecured basis, by Novelis Inc. and by certain Novelis subsidiaries. The green notes will be issued in accordance with the Green Bond Principles published by the International Capital Market Association.

Novelis intends to use the net proceeds of the offering, together with cash on hand, to repay a portion of the outstanding $1.8 billion of term loans under the Term Loan Facility, plus accrued and unpaid interest thereon and pay certain fees and expenses in connection with the foregoing and the offering of the green notes. In addition, Novelis intends to allocate an amount equal to the net proceeds received from the offering to finance and/or refinance new and/or existing eligible green projects.

The green notes have not been and will not be registered under the Securities Act of 1933, as amended. The green notes have not and will not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act of 1933, as amended.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the green notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such an offer, solicitation or sale would be unlawful. Any offers of the green notes will be made only by means of a private offering memorandum.

There can be no assurances that the offering of the green notes will be completed as described herein or at all.

General

The green notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area or the United Kingdom. This announcement does not constitute an advertisement for the purposes of the Prospectus Regulation or the UK Prospectus Regulation.

In the United Kingdom, this announcement is for distribution only to, and is directed only at, persons who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 43(2) of the Financial Promotion Order, (iii) are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order, or (iv) are persons to whom an invitation or inducement to engage in investment activity within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This announcement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this announcement relates is available only to relevant persons and will be engaged in only with relevant persons.

Forward-Looking Statements

Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of forward-looking statements in this news release are statements about the offering of the green notes and the use of proceeds therefrom. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis’ actual results could differ materially from those expressed or implied in such statements. Novelis does not intend, and Novelis disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Novelis

Novelis Inc. is driven by its purpose to shape a sustainable world together. As a global leader in innovative products and services and the world’s largest recycler of aluminum, we partner with customers in the aerospace, automotive, beverage can and specialties industries to deliver solutions that maximize the benefits of lightweight aluminum throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com.

Media Contact:	Investor Contact:

Michael Touhill	Megan Cochard
+1 404 580 5234	+1 404 760 4170
Michael.touhill@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com